EXHIBIT 99.3






NEWS RELEASE                   For further information contact:
For Immediate Release               John W. Hancock
                               Senior Vice President and Treasurer
                               Atlantic American Corporation
                               (404) 266-5500


ATLANTA, January 9, 1996 -- Atlantic American Corporation (NASDAQ-NNM:AAME) today announced that it had entered into a merger agreement pursuant to which it will acquire all of the remaining publicly-held shares of its subsidiary, Bankers Fidelity Life Insurance Company. Atlantic American currently owns 93% of the outstanding stock of Bankers Fidelity. The transaction will be completed through the merger of a newly formed wholly-owned subsidiary of Atlantic American into Bankers Fidelity, with Bankers Fidelity being the surviving corporation in the merger. As a result of the merger, the public shareholders of Bankers Fidelity will receive $6.25 in cash for each share of common stock, for an aggregate of approximately $1,264,000.

Commenting on the announcement, Hilton Howell, Atlantic American's President and CEO, said: "We appreciate the participation and loyalty of the many long-standing shareholders of Bankers Fidelity and believe that the transaction will permit those shareholders to maximize the value of their investment in Bankers Fidelity."

Atlantic American expects to complete the transaction by the end of March, following approval at a shareholders meeting and receipt of any necessary regulatory approvals.

Bankers Fidelity offers Medicare supplement and other accident and health insurance, as well as life insurance, through a network of approximately 1,300 independent agents in 22 states.

Atlantic American is a diversified holding company involved in the life, health, property and casualty insurance and retail furniture industries. Its subsidiaries include Atlantic American Life Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Leath Furniture, Inc., Modernage Furniture, Inc. and Jefferson Home Furniture Company, Inc.